Exhibit 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE
MEDIA CONTACT:
Susan Jaramillo
Senior Director, Communications
Exide Technologies
203/699-9133 phone
susan.jaramillo@exide.com
INVESTOR CONTACT:
Carol Knies
Senior Director of Investor Relations
Exide Technologies
678/566-9316 phone
carol.knies@exide.com
Exide Technologies Announces Intention to Offer Private Placement
Of Senior Secured Notes
Milton, Georgia, January 10, 2011 — Exide Technologies (the “Company”)(NASDAQ: XIDE), a global leader in electrical energy solutions, announced today that it plans to offer $675 million aggregate principal amount of senior secured notes due 2018 (the “Notes”) in a private transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Act”). The Notes are expected to be the Company’s senior secured obligations and will not be guaranteed by any of the Company’s subsidiaries on the issue date.
The Company intends to use the net proceeds from the offering of Notes to (i) to repay outstanding borrowings under the Company’s existing term loan facility, (ii) to fund the tender offer and consent solicitation or the redemption by the Company, as applicable, of its outstanding 10.5% senior notes due 2013, and (iii) for ongoing working capital and other general corporate purposes. The consummation of the offering of Notes will be conditioned upon the Company concurrently entering into a new senior secured asset-based revolving credit facility, as well as other customary conditions.
The Notes have not been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This release is being issued pursuant to and in accordance with Rule 135c under the Act.
Forward-Looking Statements
Except for historical information, this press release may be deemed to contain “forward-looking” statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These “forward-looking statements” are not statements of historical fact, and may include, among other things, statements regarding the Company’s current expectations and beliefs as to the terms of the Notes, the use of proceeds received by the Company from the Notes and the timing, costs and the Company’s ability to consummate the transactions described herein, and other future events. Actual events may differ from current expectations based on a number of factors including, but not limited to, general economic conditions, conditions in the capital markets and debt markets, completion on terms acceptable to the Company of its new senior secured asset-based revolving credit facility, the Company’s substantial debt and debt service requirements which may restrict the Company’s operational and financial flexibility, as well as impose significant interest and financing costs, and various other uncertainties associated with the industries in which the Company operates and the Company’s operations described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on June 2, 2010.
The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.